As filed with the Securities and Exchange Commission on May 8, 1998
                                                           File No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                 ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                 (Name of Small Business Issuer in its charter)

                   Florida                            22-2671269
    (State or other jurisdiction of            (IRS Employer Indet. No.)
          incorporation or organization)

                  6531 NW 18th Court, Plantation, Florida 33313
              (Address of Principal Executive Offices and Zip code)

                    Issuer's telephone number: (954)581-9800
                                ----------------

                        Professional Consulting Agreement
                            (Full title of the plan)
                                ----------------

                                 Linda B. Grable
                               6531 NW 18th Court
                            Plantation, Florida 33313
                     (Name and address of agent of service)



                         CALCULATION OF REGISTRATION FEE

   TITLE OF SECURITIES         AMOUNT TO BE           PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
    TO BE REGISTERED            REGISTERED             OFFERING PRICE          OFFERING PRICE       REGISTRATION FEE
                                                         PER SHARE

Common Stock                     200,000                 $0.71(1)               $142,000(1)              $103.41
(no par value)

TOTAL                            200,000                  $0.71                   $142,000               $103.41


--------------------------
(1) Pursuant to Rule 457(h)(1)and (c), the average of the the bid and asked price of the Registrant's Common Stock in the over-the-counter market on May 7, 1998, was $0.71.

                        IMAGING DIAGNOSTIC SYSTEMS, INC.

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGUALTION S-K


 Form S-8 Number and Caption                 Caption in Prospectus

 1.   Forepart of Registration               Facing page of Registration
      Statement and Outiside                 Statement and Cover Page of
      Cover Page                             Prospectus

 2.   Inside Front and Outside               Inside Cover Page of
      Back Cover Pages of                    Prospectus and Outside
      Prospectus                             Cover Page of Prospectus

 3.   Summary Information, Risk              Not Applicable
      Factors and Ratio of
      Earnings to Fixed Charges

 4.   Use of Proceeds                        Not Applicable

 5.   Determination of Offering              Not Applicable
      Price

 6.   Dilution                               Not Applicable

 7.   Selling Security Holders               Sales by Selling Security
                                             Holder

 8.   Plan of Distribution                   Cover Page of Prospectus
                                             and Sales by Selling
                                             Security Holder

9.    Description of Securities              Description of Securities;
      to be registered                       Grant of Options to Purchase
                                             Stock; Service Agreement

10.   Interests of Named Experts             Not Applicable
      and Counsel

11.   Material Changes                       Not Applicable

12.   Incorporate of Certain                 Incorporation of Certain
      Information by Reference               Documents by Reference


13.   Disclosure of Commission               Indemnification
      Position on Indemnification
      of Securities Act Liabilities

                                   PROSPECTUS

                        IMAGING DIAGNOSTIC SYSTEMS, INC.

                         200,000 Shares of Common Stock
                                 (No par value)

                     To be Issued Pursuant to the Company's
                        Professional Consulting Agreement

This Prospectus is part of a Registration Statement which registers and aggregate of 200,000 shares of Common Stock, no par value ("Common Stock") of Imaging Diagnostic Systems, Inc. (the "Company") which will be issued, pursuant to a Professioal Consulting Agreementi (the "Agreement"). The Company has been advised by the service provider that they may sell all or a portion of its shares of Common Stock from time to time in the over-the-counter market in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices.

No person has been authorized by the Company to give any information or to make any representation other than as contained in the Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of Common Stock shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.


                   The date of this Prospectus is May 8, 1998.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, NW., Washington, D.C. 20549. The Company's Common Stock is traded the NASDAQ Electronic Bulletin Board under the symbol "IMDS".

The Company has filed with the Commission a Registration Statement on form S-8 (the Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to an aggregate of 200,000 shares of the Company's Common Stock, to be issued to a consultant to the Company pursuant to a Professional Consulting Agreement. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the shares of Common Stock offered by this prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

          1.   The Company's Form 10-QSB dated November 14, 1997

          2. The Company's Forms 8-KSB dated October 15, 1997, January 12, 1998, February 13, 1998, February 19, 1998, and March 6, 1998.

          3.   The Company's Form 10-KSB dated September 26,1997;

          4.   The Company's 1997 Proxy Statement dated September 7, 1997;

          5. The Company's Registration Statement on Form S-1, as amended, dated July 25, 1997;

          6.   All reports and documents filed by the Company pursuant to
               Section 13, 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, or the written request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Imaging Diagnostic Systems, Inc., 6531 NW 18th Court, Plantation, Florida 33313. Telephone (954)581-9800.


                                  THE COMPANY

General
Imaging Diagnostic Systems, Inc.(the "Company") is a developmental stage company. Since its inception (December 10, 1993), the Company has been engaged in the research and development of its cancer detection technology and developing, for commercial application its Computed Tomography Laser Mammography (CTLM(TM))device.


The CTLM is a device for detecting breast cancer through the skin in a non-invasive and objective procedure. The CTLM employs a high-speed femto-second pulsed titanium sapphire laser and proprietary scanning geometry and reconstruction algorithms to detect and analyze masses in the breast for indicia of malignancy or benignancy. The combination and incorporation of the foregoing components into a device provide for enhanced diagnostic capabilities which the company believes are superior to standard mammography diagnostic tools such as ultra-sound and mammography. Based upon the known optical properties of benign and malignant tissues (whether and to what extent light is impeded as it passes through the tissue and the measurement of the impedance), the CTLM device is designed to provide both the physician and patient with immediate, on-site, objective interpretation and determination of further clinical work-up. Accordingly, the Company believes that the CTLM, will improve early diagnosis, reduce diagnostic uncertainty and decrease the number of biopsies performed on benign lesions. In addition, the CTLM(TM) device does not expose the patient to ionizing radiation or the breast to painful compression. Which the Company believes are the contributing factors that contribute to a portion of the patient population not obtaining a conventional mammogram.


During the first year of operations, the Company researched the interaction between high speed, rapid pulsed (Ti:Sapphire) laser technology and various detection technologies associated with standard computed tomographic ("CT") schemes. Using this research the Company developed the first prototype of the CTLM(TM) able to create images of a breast. The Company refined various software and hardware configurations and components of the prototype based on these first images, and filed a patent in June 1995. During this period of time there were further advances in laser technology effecting the size and stability of the laser component. The Company capitalized upon these advances by purchasing a laser package manufactured by Spectra-Physics, Inc. and incorporating it into the CTLM(TM). On December 12, 1995, the Company had a preliminary meeting with the Food and Drug Administration to discuss the approach the Company would need to take to obtain marketing clearance for its CTLM(TM) device. The Company was advised that it would need to submit for approval a pre-market approval application ("PMA") in order to obtain marketing clearance for the device. Further, the Company also needed to submit an investigational device exemption ("IDE") application to the FDA in order to commence human clinical trials of the device. The Company submitted its IDE application on January 8, 1996, and it was approved February 9, 1996. During calendar year 1996, among otherdevelopments, the Company further refined the detection scheme and laser power configuration in order to obtain substantially better image quality. In order to incorporate the changes into the CTLM(TM) the Company was required to submit an amendment to its IDE application. In November, 1996 the Company installed its first CTLM(TM) device at the Strax Breast Diagnostic Center which was subsequestly removed.

On June 12, 1997, the Company was advised by patent counsel that the patent filed June 5, 1995, "Diagnostic Tomographic Laser Imaging Apparatus" was granted with 7 independent and 16 subordinate claims. The Company, purauant to an oral agreement, has the right to use this patent. The Company is in the process of finalizing a written licensing agreement.

The competition for developing a commercial device utilizing computed tomography techniques and laser technology is difficult to ascertain given the proprietary nature of the technology. There are a significant number of academic institutions involved in various areas of research involving "optical medical imaging" which is a shorthand description of the technology the Company's CTLM(TM) device utilizes. A brief list of the most prestigious of these institutions includes the University of Pennsylvania, The City College of New York, and University College London. Two of these institutions have granted licenses on certain patented technologies to two companies: University of Pennsylvania - Non-Invasive Technologies; City College of New York - MediScience, Inc.

The market in which the Company intends to participate is highly competitive. Many companies may succeed in developing products that are more effective or less costly than the Company's products or such companies may be successful in manufacturing and marketing their products than the Company. Physicians using imaging equipment such as x-ray mammography equipment, ultrasound or high frequency ultrasound systems, Magnetic Resonance Imaging (MRI) systems, and thermography, diaphonography and transilluminational devices may be reluctant to the CTLM(TM). Currently, mammography is the most popular choice for the detection of breast cancer. The Company's ability to sell the CTLM(TM) device to medical facilities will, in part, be dependent on the Company's ability to demonstrate the clinical utility of the CTLMTM device as an adjunct to mammography and physical examination as well as the CTLMTM's advantages over other available diagnostic tests.

On March 19, 1998 the Company submitted the final Report for the Company's IDE and several supplements thereafter. As of the date hereof the Company is awaiting approval for the IDE. Also on March 19,1998 the Company met with representatives of the FDA. The purpose of the meeting was to describe several options to the Company's IDE and to get the FDA's perspective on these approaches. It was decided that the Company will complete the first phase with 20 patient studies performed in-house and monitored by an Institutional Review Board ("IRB") established by the Company. The information obtained from the study will be submitted to the FDA to enable the Company to commence the second phase at three unaffiliated clinical sites.

In April 1998 the Company appointed eight specialists in the fields of Gynecology and Obstetrics, Mammography, breast surgery, Neurology and optics and laser engineering to serve on the IRB.

To date, due to the necessity of complying with all applicable United States government regulations, the Company has not completed the FDA required clinical testing, obtained FDA approval or begun to market or sell the CTLMTM and therefore has not generated revenues. The Company has obtained its working capital soley from the sale of equity securities and may continue to do so until such time as it generates revenues sufficient to meet its operating costs.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

Imaging Diagnostic Systems, Inc. (the "Company") is a developmental stage company which, since inception, has been engaged in research and development of its Computed Tomography Laser Mammography ("CTLM(TM)"). The CTLM(TM) is a breast-imaging device for the detection of cancer, utilizes laser technology and proprietary computer algorithms to produce three dimensional cross section slice images of the breast. Due to the fact that the Company is in the last stages of the development of its cancer detection technology and its CTLM(TM), it has not yet engaged in any marketing or distribution of it products and therefore has had no revenue from its operations.

The Company has incurred net losses since inception through December 31, 1997 of approximately $18,531,094. The Company anticipates that loss from operations will continue for at least the next year, primarily due to an anticipated increase in marketing and manufacturing expenses associated with the commercialization of the CTLM(TM) and other research and development activities. There can be no assurances that the CTLM(TM) will achieve market acceptance or that sufficient revenues will be generated from sales of the CTLM(TM) to allow the Company to operate profitably.

RESULTS OF OPERATIONS

General and administrative expenses during the three months and six months ended December 31, 1997, were $164,293 and $493,696, respectively, representing a decrease of $42,856 and an increase of $218,224 for the corresponding periods for 1997. The decrease during the three-month period ending December 31, 1997, was primarily due to certain administrative costs associated with the move to our new building in November of 1996.

Compensation and related benefits during the three months and six months ended December 31, 1997, were $484,483 and $1,000,334, respectively, representing a decrease of $82,665 and an increase of $120,316 for the corresponding periods for 1997. This increase was primarily due to additional compensation expenses as a result of the hiring of an additional 12 employees during the calendar year 1997.

                               BALANCE SHEET DATA

The Company's combined cash and cash equivalents totaled $575,084 as of December 31, 1997. This is an increase of $88,361 from $486,723 for the year ended June 30, 1997. On December 31, 1997, Imaging Diagnostic Systems, Inc. finalized a private placement transaction resulting in $500,000 in equity financing. See Item 5, Other Information.

The Company does not expect to generate a positive internal cash flow for at least the next twelve (12) months due to the expected increase in spending for research and development and the expected costs of commercializing its initial product, the CTLM(TM) device.

Property and Equipment was valued at $3,338,312 as of December 31, 1997. The overall gross increase of $156,080 is due primarily to the purchase of additional laboratory equipment.

Prototype Equipment was valued as of December 31, 1997, at $1,648,216. This represents an increase of $431,631 from $1,216,585 for the year ended June 30, 1997. This increase is due primarily to an increase in developmental activities leading to the commercialization of the CTLM(TM) device.


LEGAL PROCEEDINGS.
         None.

CHANGES IN SECURITIES.

Effective February 4, 1998, the Board of Directors amended the Articles of Incorporation of the Company in order to designate a class of shares as Series E Convertible Preferred. The Series E Preferred is non-voting, can be converted into common stock of the Company and has rights and preferences that materially limit or qualify the rights of the holders of registered common stock, including a liquidation preference of $10,000 per share

Effective February 20,1998, the Board of Directors amended the Articles of Incorporation of the Company in order to designate a class of shares as Series E Convertible Preferred. The Series F Preferred is non-voting, can be converted into common stock of the Company and has rights and preferences that materially limit or qualify the rights of the holders of registered common stock, including a liquidation preference of $10,000 per share


NASDAQ LISTING

On March 24, 1996, the Company filed its application with NASDAQ to be listed on the Small Cap Market. The Company's request for listing was subsequently denied after a hearing before the Listing Qualifications Panel (the "Panel"). The denial was based upon the fact that one of the Company's outside shareholders (the "Shareholder"), who had no influence over the Company, had a questionable background and owned a 5% interest in the Company.

As a result, the Company appealed the denial decision to the NASDAQ Listing and Hearing Review Committee (the "Committee") which on February 5, 1997, reversed the decision of the Panel and stated in part the following:

         "Accordingly, we recommend that the Panel's decision denying initial inclusion be reversed and the case be remanded to the Staff with instructions to implement the Company's proposal..."

The Company in fact, did implement its proposal and on March 12th, provided NASDAQ with copies of all things necessary to satisfy any concerns that the Panel had regarding the Shareholder. Prior to the time NASDAQ acted on the proposal, Barrons published an inaccurate article stating that a NASDAQ spokesman indicated that the listing would be denied. At all times up until the date of this article the Company's stock traded at $3.00 and above. The article had a predictable negative impact on the Company's stock and the price dropped below $3.00, where it has stayed ever since the Barrons article, despite a retraction from Barrons. Based upon this decline the NASDAQ staff has refused to approve the Company for listing on the NASDAQ Small Cap Market.

The Company appealed the denial of the listing at an oral hearing before the Committee in Washington D.C. on January 22, 1998. Pursuant to this meeting the Panel determined to approve the Company for listing on the NASDAQ Small Cap Market, subject to the following conditions:

         1. On or before May 11, 1998, the Company must effect a reverse stock split sufficient to raise its bid price to, or above $4.00 per share for the opening of one trading day or in the alternative, on or before May 11, 1998, the Company must have and retain for 10 consecutive trading days a $4.00 bid price through natural forces.

         2. On or before May 11, 1998, the Company must make a public filing with the SEC and NASDAQ evidencing a minimum of $5,000,000 in net tangible assets.

The Board of Directors determined that a reverse split at this time would be detrimental to the interests of its shareholders and vetoed the proposal for the reverse split. The conditional listing expires on May 11, 1998. To date the Company has been unable to comply with the above conditions.

The Company immediately appealed this decision. The Company, as of the date hereof, has not received a ruling in this matter.

Patents

In December 1997, the patent for the CTLM(TM) was issued by the United States Department of Commerce Patent and Trademark Office under Patent Number 5692311. The Company holds an exclusive license for this patent. In addition, the Company has twelve additional patents pending with regard to Optical Tomography.

Private Placements

On February 4,1998, the Company finalized a $500,000 private placement to foreign investors of 50 shares of its Series E Convertible Preferred Stock ("the "Preferred Shares") and Warrants to purchase up to 25,000 shares of the Company's common stock. The offering was conducted pursuant to Regulation S as promulgated under the Securities Act of 1933, as amended (the "Regulation S Sale");

The Preferred Shares are convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, in whole or in part, without the payment of any additional consideration. The number of fully paid and nonassessable shares of common stock, no par value, of the Company to be issued upon conversion will be determined by dividing (i) the sum of $10,000 by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" is equal to seventy five percent (75%) of the Average Closing Price of the Corporation's Common Stock for the five-day trading period ending on the day prior to the date of conversion but in no event greater than $.82 per share.

In connection with the Regulation S Sale, the Company paid an unaffiliated Investment Banker a total of 4 shares of the Preferred Stock and $5,000 for placement and legal fees.

Net proceeds to the Company of $495,000 will be used for working capital and the continuous research, development and testing of the Company's Computed Tomography Laser Mammography (CTLM(TM)) device.

On February 20,1998, the Company finalized a $750,000 private placement to foreign investors of 75 shares of its Series F Convertible Preferred Stock ("the "Preferred Shares"). The Preferred Stock pays a dividend of 6% per annum. The offering was conducted pursuant to Regulation S as promulgated under the Securities Act of 1933, as amended (the "Regulation S Sale");

The Preferred Shares are convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, in whole or in part, without the payment of any additional consideration.

The number of fully paid and nonassessable shares of common stock, no par value, of the Company to be issued upon conversion will be determined by dividing (i) the sum of $10,000 by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" is equal to seventy five percent (70%) of the Average Closing Price of the Corporation's Common Stock for the five-day trading period ending on the day prior to the date of conversion.

In connection with the Regulation S Sale, the Company paid an unaffiliated Investment Banker a total of $50,000 for expenses and legal fees.

Net proceeds to the Company of $700,000 will be used for working capital and the continuous research, development and testing of the Company's Computed Tomography Laser Mammography (CTLM(TM)) device.

International Distribution

In April 1998, the Company entered into an exclusive International Distribution with Focus Surgical LTD, to distribute the CTLM(TM) device to hospitals and clinics throughout the United Kingdom and Ireland. The term os the Agreement is three years, with a minimum purchase requirement of 10, 12 and 15 CTLM(TM) devices in the first, second and third year(s) of the Agreement, respectively.

Focus Surgical currently distributes noncompetitive laser products for companies such as Sunrise Medical Technologies and Baltec, among many others.

The Company has already secured exclusive distributors for the following territories: Italy, France, South Korea, the Pacific Rim including China, Switzerland, Moscow, Germany, Austria, the Republic of Turkey and Ecuador.

Based on its present research and development and supplier production schedules, the Company anticipates that the CTLM(TM) device will be ready for distribution this Summer.

FDA UPDATE

On March 19, 1998 the Company submitted the final Report for the Company's IDE and several supplements thereafter. As of the date hereof the Company is awaiting approval for the IDE. Also on March 19,1998 the Company met with representatives of the FDA. The purpose of the meeting was to describe several options to the Company's IDE and to get the FDA's perspective on these approaches. It was decided that the Company will complete the first phase with 20 patient studies performed in-house and monitored by an Institutional Review Board ("IRB") established by the Company. The information obtained from the study will be submitted to the FDA to enable the Company to commence the second phase at three unaffiliated clinical sites.

In April 1998 the Company appointed eight specialists in the fields of Gynecology and Obstetrics, Mammography, breast surgery, Neurology and optics and laser engineering to serve on the IRB.

FEDERAL INCOME TAX EFFECTS

A person who receives shares of the Company in exchange for services rendered will recognize taxable income on the date of the reciept of the shares based on the fair market value of the Common Stock.

RESTRICTIONS UNDER SECURITIES LAW

The sale of any shares of Common Stock must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater shareholders of the Company, as well as certain other persons or parties whom may be deemed "affiliates" of the Company under the Federal Securities Laws, should be aware that shares acquired by affiliates are subject to certain resale limitation imposed by Rule 144. Officers, directors and 10% or greater shareholders are also subject to the "short swing" profit rule under Section 16(b) of the Securities Exchange Act of 1934. Section 16(b) of the Exchange Act generally provides that if any officer, director or 10% and greater shareholder sold any Common Stock of the Company acquired pursuant to the exercise of a stock option, he would generally be required to pay any "profits" resulting from the sale of the stock and receipt of the stock option. Section 16(b) exempts all warrant exercises from being treated as purchases and, instead, treats a warrant grant as a purchase of an underlying security, which grant/purchase may be matched with the sale of the underlying security within six months of the date of grant.


DESCRIPTION OF SECURITIES

The Company is currently authorized to issue up to 50,000,000 shares of stock of which 48,000,000 shares are common stock no par value and 2,000,000 shares are preferred, no par value. As of May 8, 1998, there were 29,533,942 shares of common stock issued and outstanding. As of the Same Date, there were 450, 49, 40 and 75 shares of Series B,D,E and F, respectively,outstanding.

Common Stock
Subject to the dividend rights of holders of Preferred Stock, if any, holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of Preferred Stock that may be outstanding, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Stock.

Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights. The By-laws of the Company require that only a majority of the issued and outstanding shares of Common Stock of the Company need be represented to constitute a quorum and to transact business at a shareholder's meeting. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company.

Preferred Stock

The shares of preferred stock may be issued from time to time in series and that the Board of Directors of the Corporation is authorized to establish and designate series and to fix the number of shares and the relative voting, dividend, conversion, liquidation, redemption, and other rights, preferences, and limitations as between series, subject to such limitations as may be prescribed by law; that the proper officers of the corporation are by this means authorized to make, subscribe, acknowledge, execute, and file, or cause to be filed, such certificate or certificates as may be required under the laws of the state of New Jersey and other jurisdictions to give effect to the proposal, as presented in the proxy statement, or as may be required in connection with the issuance of shares of preferred stock in series from time to and things as in its discretion may be necessary or advisable in connection with such proposal.

NASDAQ

The Company's Common Stock is traded on the NASDAQ electronic bulletin board under the symbol "IMDS".


TRANSFER AGENT

The Transfer Agent for the shares of Common Stock is Jersey Transfer & Trust, 201 Bloomfield Avenue, Verona, New Jersey 07044, (201) 239-2712.


LEGAL MATTERS

Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Rebecca J. Del Medico, Esq., General Counsel of the Company.

EXPERTS

The financial statements of the Company appearing in Company's Form 10-KSB for the period ended June 30, 1997, have been audited by Margolies,Fink and Wichrowski, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Margolies, Fink, and Wichrowski pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION
Article XII of the Company's By-Laws provides as follows:

     1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

     2. So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

     3. To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to in sections
     (a) and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     4. Expenses incurred by a Director, Officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action suit, or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

                        IMAGING DIAGNOSTIC SYSTEMS, INC.

                                     PART II

               INFORMATION REQUIRED FOR THE REGISTRATION STATEMENT

ITEM 3 - INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed in (1) through (3) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof form the date of filing such documents.

         (1) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or, in the case of the Company, either (1) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act"), that contains audited financial statements for the Company's latest fiscal year for which statement have been filed or (2) the Company's effective registration statement on Form 10-SB or 30F filed under the Exchange Act containing audited financail statements for the Company's latest fiscal year.

         (2) All reports and documents filed by the Company pursuant to Section 13(a), 14, or 15(d) of the Exchange Act. Written requests for such copies should be directed to Corporate Secretary, Imaging Diagnostic Systems, Inc., 6531 NW 18th Court, Plantation, Florida 33313, telephone (954)581-9800.

         (3) The description of the Common Stock of the Company which is contained in a Registration Statement filed under the Exchange Act, inlcuding any amendment or report filed for the purpose of updating such description.


ITEM 4 - DESCRIPTION OF SECURITIES

The class of securities to be offered hereby is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Company's securities is set forth in the Registration Statment filed pursuant to Form 10-SB: the Company registered common stock which is entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights nor does the common stock have preemptive, subscription nor conversion rights and is not redeemable by the Registrant.


ITEM 5 - INTERESTS OF NAMED EXPERTS OR COUNSEL

         Not Applicable


ITEM 6 - INDEMNIFICATION

         Article XII of the Company's By-Laws provides as follows:

         1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

         2. So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

         3. To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to in sections (a) and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         4. Expenses incurred by a Director, Officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action suit, or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.


ITEM 7 - EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8 - EXHIBITS

         Exhibit Description

(4)(i) Incorporated by reference from the Company's Registration Statement on Form 10-SB dated May 4, 1995, Form S-1, as amended, dated July 25, 1997; the Company's Forms 8-KSB dated October 15, 1997, January 12, 1998, February 13, 1998, February 19, 1998, and
               March 6, 1998.


         (5) Opinion dated May 8, 1998, of Rebecca J. Del Medico Esq. relating to the issuance of shares of Common Stock pursuant to the Professional consulting Agreement.

         (23) Consent of Rebecca J. Del Medico, Esq. included in the opinion filed as exhibit (5) hereto.

         (23.1)   Consent of Independent Certified Public Accountants.

ITEM 9 - UNDERTAKINGS

         (1) The undersigned Registrant hereby undertakes:

             (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation and the State of Florida, on the 11th day of May, 1998.



         IMAGING DIAGNOSTIC SYSTEMS, INC.


         By:      /s/ Linda B. Grable
                  -------------------
                  Linda B. Grable
                  Chairman of the Board,
                  Director, and President.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         By:      /s/ Linda B. Grable
                  -------------------
                  Linda B. Grable
                  Chairman of the Board and President

         Dated: May 11, 1998


         By:      /s/ Allan L. Schwartz
                  --------------------
                  Allan L. Schwartz
                  Director,Executive Vice-President
                  And Chief Financial Officer

         Dated: May 11, 1998